UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2004

GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95670

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

916-355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On October 29, 2004, GenCorp Inc. (the “Company”) and The Bank of New York, as Trustee, entered into a supplemental indenture (the “Supplemental Indenture”) to amend the Indenture dated August 11, 2003 (the “Indenture”) governing the Company’s 9½% Senior Subordinated Notes due 2013. The Supplemental Indenture amended the Indenture to (i) permit the Company to refinance its outstanding 5¾% Convertible Subordinated Notes due 2007 (the “5¾% Notes”) with new subordinated debt having a final maturity or redemption date later than the final maturity or redemption date of the 5¾% Notes being refinanced and (ii) provide that the Company shall have up to ten business days to apply the proceeds of refinancing indebtedness toward the redemption or repurchase of outstanding indebtedness. The Supplemental Indenture also amended the definition of refinancing indebtedness in the Indenture to include indebtedness, the proceeds of which are used to pay a premium necessary to accomplish a refinancing.

Item 7.01. Regulation FD Disclosure

     Attached hereto as Exhibit 99.1 and incorporated herein by reference is the text of the registrant’s press release issued on November 1, 2004 in which GenCorp Inc. announced that pursuant to the terms of its previously announced consent solicitation with respect to a proposed amendment to the Indenture governing its 9½% Senior Subordinated Notes due 2013, it has received consents to the amendment representing greater than a majority in principal amount of the Notes outstanding as of the expiration of the consent solicitation at 5:00 pm, New York City time, on October 29, 2004.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
10.1	First Supplemental Indenture dated as of October 29, 2004 to Indenture dated as of August 11, 2003 between GenCorp Inc. as Issuer, the Guarantors party thereto as Guarantors, and The Bank of New York as Trustee.

99.1	GenCorp Inc.’s press release dated November 1, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.

By:	/s/ Mark A. Whitney

Name: Title:	Mark A. Whitney Vice President, Law; Deputy General Counsel and Assistant Secretary

Dated: November 3, 2004